Exhibit 4.1

FORM OF WARRANT

CLEAN DIESEL TECHNOLOGIES, INC.

Warrant To Purchase Common Stock

Warrant No.:

Number of Shares of Common Stock:

Date of Issuance: April 4, 2014 (“Issuance Date”)

Clean Diesel Technologies, Inc., a corporation existing under the laws of Delaware (the “Company”), hereby certifies that, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged,                     , the registered holder hereof or its permitted assigns (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company, at the Exercise Price (as defined below) then in effect, upon exercise of this Warrant to Purchase Common Stock (including any Warrants to Purchase Common Stock issued in exchange, transfer or replacement hereof, the “Warrant”), at any time or times after the date occurring six months after the Issuance Date, but not after 11:59 p.m., New York time, on the Expiration Date, (as defined below),                      (                    ) fully paid nonassessable shares of Common Stock, subject to adjustment as provided herein (the “Warrant Shares”). Except as otherwise defined herein, capitalized terms in this Warrant, shall have the meanings set forth in Section 14. This Warrant is one of the Warrants (the “Warrants”) issued pursuant to (i) the Company’s Registration Statement on Form S-3, (File number 333-181443) (the “Registration Statement”) and (ii) the Company’s prospectus supplement dated as of April 1, 2014.

1. EXERCISE OF WARRANT.

(a) Mechanics of Exercise. Subject to the terms and conditions hereof (including, without limitation, the limitations set forth in Section 1(f)), this Warrant may be exercised by the Holder at any time and from time to time after the date occurring six months after the Issuance Date and on or before the Expiration Date, in whole or in part, by (i) delivery of a written notice, in the form attached hereto as Exhibit A (the “Exercise Notice”), of the Holder’s election to exercise this Warrant and (ii) (A) payment to the Company of an amount equal to the applicable Exercise Price multiplied by the number of Warrant Shares as to which this Warrant is being exercised (the “Aggregate Exercise Price”) in cash or by wire transfer of immediately available funds or (B) only in the circumstances set forth in Section 1(d), by notifying the Company that this Warrant is being exercised pursuant to a Cashless Exercise (as defined in Section 1(d)). The Holder shall not be required to deliver the original Warrant in order to effect an exercise hereunder. Execution and delivery of the Exercise Notice with respect to less than all of the Warrant Shares shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. On or before the first (1st) Trading Day following the date on which the Company has received the Exercise Notice, the Company shall transmit by facsimile an acknowledgment of confirmation of receipt of the Exercise Notice to the Holder and the transfer agent with respect to the Company’s Common Stock (the “Transfer Agent”). On or before the third (3rd) Trading Day following the date on which the Company has received the Exercise Notice, so long as the Holder delivers the Aggregate Exercise Price (or in the circumstances set forth in Section 1(d), notice of a Cashless Exercise) on or prior to the second (2nd) Trading Day following the date on which the Company has received the Exercise Notice (the “Share Delivery Date”) (provided that if the Aggregate Exercise Price has not been delivered by such date, the Share Delivery Date shall be one (1) Trading Day after the Aggregate Exercise Price is delivered), the Company shall (X) provided that the Transfer Agent is participating in The Depository Trust Company (“DTC”) Fast Automated Securities Transfer Program, upon the request of the Holder, credit such aggregate number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the Holder’s or its designee’s balance account with DTC through its Deposit / Withdrawal At Custodian system, or (Y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and dispatch by overnight courier to the address as specified in the Exercise Notice, a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Common Stock to which the Holder is entitled pursuant to such exercise. The Company shall be responsible for all fees and expenses of the Transfer Agent and all fees and expenses with respect to the issuance of Warrant Shares via DTC, if any. If this Warrant is submitted in connection with any exercise pursuant to this Section 1(a) and the number of Warrant Shares represented by this Warrant submitted for exercise is greater than the number of Warrant Shares being acquired upon an exercise, then the Company shall as soon as practicable and in no event later than three (3) Trading Days after any exercise and at its own expense, issue a new Warrant (in accordance with Section 5(d)) representing the right to purchase the number of Warrant Shares issuable immediately prior to such exercise under this Warrant, less the number of Warrant Shares with respect to which this Warrant is exercised. No fractional Common Stock are to be issued upon the exercise of this Warrant. The Company shall pay any and all issue or transfer taxes, withholding taxes, or other incidental tax which may be payable with respect to the issuance and delivery of Warrant Shares upon exercise of this Warrant; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the registration of any certificates for Warrant Shares or Warrants in a name other than that of the Holder. The Holder shall be responsible for all other tax liability that may arise as a result of holding or transferring this Warrant or receiving Warrant Shares upon exercise hereof. After this Warrant has been exercised in full, the Holder shall undertake to promptly deliver the original Warrant to the Company for cancellation.

(b) Exercise Price. For purposes of this Warrant, “Exercise Price” means $4.20, subject to adjustment as provided herein.

(c) Company’s Failure to Timely Deliver Securities. If the Company shall fail to issue to the Holder on or prior to the Share Delivery Date, a certificate for the number of Common Stock to which the Holder is entitled and register such Common Stock on the Company’s share register or to credit the Holder’s balance account with DTC for such number of Common Stock to which the Holder is entitled upon the Holder’s exercise of this Warrant or pursuant to the Company’s obligation pursuant to clause (ii) below, and if on or after such Trading Day the Holder purchases (in an open market transaction or otherwise) Common Stock to deliver in satisfaction of a sale by the Holder of Common Stock issuable upon such exercise that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Trading Days after the Holder’s request and in the Holder’s discretion, either (i)

pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Stock) or credit such Holder’s balance account with DTC shall terminate, or (ii) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Stock or credit such Holder’s balance account with DTC and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (A) such number of Common Stock, times (B) the Closing Bid Price on the date of exercise. Nothing shall limit the Holder’s right to pursue any other remedies available to it hereunder, at law or in equity, including, without limitation, a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver certificates representing Common Stock (or to electronically deliver such Common Stock) upon the exercise of this Warrant as required pursuant to the terms hereof.

(d) Cashless Exercise. Notwithstanding anything contained herein to the contrary, if and only if the Registration Statement covering the issuance of the Warrant Shares that are subject to the Exercise Notice is not available for the issuance of such Warrant Shares and the issuance of the Warrant Shares cannot be made pursuant to another effective registration statement under the 1933 Act on or prior to the Share Delivery Date, the Holder may exercise this Warrant in whole or in part and, in lieu of making the cash payment otherwise contemplated to be made to the Company upon such exercise in payment of the Aggregate Exercise Price, elect instead to receive upon such exercise the “Net Number” of shares of Common Stock determined according to the following formula (a “Cashless Exercise”):

Net Number	=	(A x B) - (A x C)
B

For purposes of the foregoing formula:

A	=	the total number of shares with respect to which this Warrant is then being exercised.
the arithmetic average of the Closing Sale Prices of the Common Stock for the five (5)
B	=	consecutive Trading Days ending on the date immediately preceding the date of the Exercise Notice.
C	=	the Exercise Price then in effect for the applicable Warrant Shares at the time of such exercise.

For purposes of Rule 144(d) promulgated under the Securities Act, as in effect on the date hereof, assuming the Holder is not an affiliate of the Company, it is intended that the Warrant Shares issued in a Cashless Exercise shall be deemed to have been acquired by the Holder, and the holding period for the Warrant Shares shall be deemed to have commenced, on the date this Warrant was originally issued pursuant to the Subscription Agreement.

(e) Disputes. In the case of a dispute as to the determination of the Exercise Price or the arithmetic calculation of the Warrant Shares, the Company shall promptly issue to the Holder the number of Warrant Shares that are not disputed and resolve such dispute in accordance with Section 10.

(f) Beneficial Ownership Limitation on Exercises. The Company shall not effect the exercise of any portion of this Warrant, and the Holder shall not have the right to exercise any portion of this Warrant, to the extent that after giving effect to such exercise, the Holder (together with the Holder’s affiliates, and any Persons acting as a group together with the Holder or any Holder’s affiliates) would beneficially own in excess of 4.99% (the “Maximum Percentage”) of the Common Stock outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of shares of Common Stock beneficially owned by such Person and its affiliates shall include the number of shares of Common Stock issuable upon exercise of this Warrant with respect to which the determination of such sentence is being made, but shall exclude shares of Common Stock which would be issuable upon (i) exercise of the remaining, unexercised portion of this Warrant beneficially owned by such Person and its affiliates and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such Person and its affiliates (including, without limitation, any convertible notes or convertible preferred stock or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein beneficially owned by the Holder or any of its affiliates. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the 1934 Act. To the extent that the limitation contained in this Section 1(f) applies, the Holder’s submission of an Exercise Notice shall be deemed to be the Holder’s determination of whether this Warrant is exercisable (in relation to any other securities owned by the Holder together with any affiliates) and of which portion of this Warrant is exercisable, in each case subject to the Maximum Percentage, and the Company shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Warrant, in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in the most recent of (1) the Company’s most recent Form 10-K, Form 10-Q, Current Report on Form 8-K or other public filing with the Securities and Exchange Commission, as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Transfer Agent setting forth the number of shares of Common Stock outstanding. For any reason at any time, upon the written or oral request of the Holder, the Company shall within three (3) Trading Days confirm to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Company, including this Warrant, by the Holder and its affiliates since the date as of which such number of outstanding shares of Common Stock was reported. By written notice to the Company, the Holder may from time to time increase or decrease the Maximum Percentage to any other percentage not in excess of 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon exercise of this Warrant held by the Holder and the provisions of this Section 1(f) shall continue to apply; provided that (i) any such increase will not be effective until the sixty-first (61st) day after such notice is delivered to the Company, and (ii) any such increase or decrease will apply only to the Holder. For purposes of clarity, the Common Stock underlying this Warrant in excess of the Maximum Percentage shall not be deemed to be beneficially owned by the Holder for any purpose including for purposes of Section 13(d) or Rule 16a-1(a)(1) of the 1934 Act. The provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 1(f) to the extent necessary to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended beneficial ownership limitation herein contained or to make changes or supplements necessary or desirable to properly give effect to such limitation.

2. CERTAIN ADJUSTMENTS The Exercise Price and the number of Warrant Shares are subject to adjustment from time to time as follows:

(a) Stock Dividends and Splits. If the Company, at any time while this Warrant is outstanding, (i) pays a stock dividend on its Common Stock or otherwise makes a distribution on any class of capital stock that is payable in shares of Common Stock, (ii) subdivides outstanding shares of Common Stock into a larger number of shares, or (iii) combines outstanding shares of Common Stock into a smaller number of shares, then in each such case the Exercise Price shall be adjusted by multiplying the Exercise Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b) Pro Rata Distribution. If the Company, at any time while this Warrant is outstanding, distributes to all holders of Common Stock for no consideration (i) evidences of its indebtedness, (ii) any security (other than a distribution of Common Stock covered by the preceding paragraph), (iii) rights or warrants to subscribe for or purchase any security, or (iv) any other asset (including cash) (in each case, “Distributed Property”), then the Holder shall receive with respect to all Warrant Shares the Distributed Property that such Holder would have been entitled to receive in respect of such number of Warrant Shares had the Holder been the record holder of such Warrant Shares immediately prior to the record date for such Distributed Property.

(c) Fundamental Transactions. If, at any time while this Warrant is outstanding (i) the Company effects any merger or consolidation of the Company with or into another Person, (ii) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions (which shall not include the sale of its ECS division or catalyst division or components thereof), (iii) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of a majority of the outstanding shares of Common Stock tender or exchange their shares for other securities, cash or property, (iv) the Company effects any reclassification of its outstanding Common Stock or any compulsory share exchange pursuant to which outstanding Common Stock is effectively converted into or exchanged for other securities, cash or property or (v) any transaction is consummated whereby any Person or entity acquires more than 50% of the Company’s outstanding Common Stock (each, a “Fundamental Transaction”), then the Holder shall have the right thereafter to receive, upon any subsequent exercise of this Warrant the same amount and kind of securities, cash or other property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been immediately prior to such

Fundamental Transaction, the holder of the number of Warrant Shares then issuable upon exercise in full of this Warrant (the “Alternate Consideration”). The Company shall not effect any such Fundamental Transaction unless prior to or simultaneously with the consummation thereof, any successor to the Company, surviving entity or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, such Alternate Consideration as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, and the other obligations under this Warrant. Notwithstanding anything to the contrary, in the event of a Fundamental Transaction, the Company or any successor entity shall pay in exchange for this Warrant at the Holder’s option, exercisable at any time concurrently with or within 90 days after the consummation of the Fundamental Transaction and amount of cash equal to the Black Scholes Value of this Warrant on the date of such Fundamental Transaction. The provisions of this paragraph (b) shall similarly apply to subsequent Fundamental Transactions.

3. NONCIRCUMVENTION. The Company hereby covenants and agrees that the Company will not, by amendment of its Certificate of Incorporation or Bylaws, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant, and (iii) shall, so long as any of the Warrants are outstanding, take all action necessary to reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the exercise of the Warrants, 100% of the number of Common Stock as shall from time to time be necessary to effect the exercise of the Warrants then outstanding (without regard to any limitations on exercise).

4. WARRANT HOLDER NOT DEEMED A SHAREHOLDER. Except as otherwise specifically provided herein, the Holder, solely in such Person’s capacity as a holder of this Warrant, shall not be entitled to vote or receive dividends or be deemed the holder of share capital of the Company for any purpose, nor shall anything contained in this Warrant be construed to confer upon the Holder, solely in such Person’s capacity as the Holder of this Warrant, any of the rights of a shareholder of the Company or any right to vote, give or withhold consent to any corporate action (whether any reorganization, issue of stock, reclassification of stock, consolidation, merger, conveyance or otherwise), receive notice of meetings, receive dividends or subscription rights, or otherwise, prior to the issuance to the Holder of the Warrant Shares which such Person is then entitled to receive upon the due exercise of this Warrant. In addition, nothing contained in this Warrant shall be construed as imposing any liabilities on the Holder to purchase any securities (upon exercise of this Warrant or otherwise) or as a shareholder of the Company, whether such liabilities are asserted by the Company or by creditors of the Company.

5. REISSUANCE OF WARRANTS.

(a) Transfer of Warrant. If this Warrant is to be transferred, the Holder shall surrender this Warrant to the Company, whereupon the Company will forthwith issue and deliver upon the order of the Holder a new Warrant (in accordance with Section 5(d)), registered as the Holder may request, representing the right to purchase the number of Warrant Shares being transferred by the Holder and, if less than the total number of Warrant Shares then underlying this Warrant is being transferred, a new Warrant (in accordance with Section 5(d)) to the Holder representing the right to purchase the number of Warrant Shares not being transferred.

(b) Lost, Stolen or Mutilated Warrant. Upon receipt by the Company of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and, in the case of loss, theft or destruction, of any indemnification undertaking by the Holder to the Company in customary form and, in the case of mutilation, upon surrender and cancellation of this Warrant, the Company shall execute and deliver to the Holder a new Warrant (in accordance with Section 7(d)) representing the right to purchase the Warrant Shares then underlying this Warrant.

(c) Exchangeable for Multiple Warrants. This Warrant is exchangeable, upon the surrender hereof by the Holder at the principal office of the Company, for a new Warrant or Warrants (in accordance with Section 5(d)) representing in the aggregate the right to purchase the number of Warrant Shares then underlying this Warrant, and each such new Warrant will represent the right to purchase such portion of such Warrant Shares as is designated by the Holder at the time of such surrender.

(d) Issuance of New Warrants. Whenever the Company is required to issue a new Warrant pursuant to the terms of this Warrant, such new Warrant (i) shall be of like tenor with this Warrant, (ii) shall represent, as indicated on the face of such new Warrant, the right to purchase the Warrant Shares then underlying this Warrant (or in the case of a new Warrant being issued pursuant to Section 5(a) or Section 5(c), the Warrant Shares designated by the Holder which, when added to the number of Common Stock underlying the other new Warrants issued in connection with such issuance, does not exceed the number of Warrant Shares then underlying this Warrant), (iii) shall have an issuance date, as indicated on the face of such new Warrant which is the same as the Issuance Date, and (iv) shall have the same rights and conditions as this Warrant.

6. NOTICES. Whenever notice is required to be given under this Warrant, such notice shall be given in accordance with the provisions of the subscription agreement (the “Subscription Agreement”) dated April 1, 2014 between the Company and the Holder with respect to the issuance of this Warrant, or to such other address, facsimile number and/or e-mail address and/or to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. The Company shall provide the Holder with prompt written notice of all actions taken pursuant to this Warrant, including in reasonable detail a description of such action and the reason therefor. Without limiting the generality of the foregoing, the Company will give written notice to the Holder (i) immediately upon any adjustment of the Exercise Price, setting forth in reasonable detail, and certifying, the calculation of such adjustment, (ii) at least fifteen (15) days prior to the date on which the Company closes its books or takes a record (A) with respect to any dividend or distribution upon the Common Stock, (B) with respect to any grants, issuances or sales of any

Options, Convertible Securities or rights to purchase stock, warrants, securities or other property to holders of Common Stock or (C) for determining rights to vote with respect to any Fundamental Transaction, dissolution or liquidation and (iii) at least ten (10) Trading Days prior to the consummation of any Fundamental Transaction; provided in each case that such information shall be made known to the public prior to or in conjunction with such notice being provided to the Holder. It is expressly understood and agreed that the time of execution specified by the Holder in each Exercise Notice shall be definitive and may not be disputed or challenged by the Company.

7. AMENDMENT AND WAIVER. Except as otherwise provided herein, the provisions of this Warrant may be amended and the Company may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the Company has obtained the written consent of the Holder.

8. GOVERNING LAW. This Warrant shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (whether brought against a party hereto or its respective affiliates, employees or agents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effective for notices to it under this Warrant and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION WITH OR ARISING OUT OF THIS WARRANT OR ANY TRANSACTION CONTEMPLATED HEREBY.

9. CONSTRUCTION; HEADINGS. This Warrant shall be deemed to be jointly drafted by the Company and all the initial Holders of the Warrants and shall not be construed against any Person as the drafter hereof. The headings of this Warrant are for convenience of reference and shall not form part of, or affect the interpretation of, this Warrant.

10. DISPUTE RESOLUTION. In the case of a dispute as to the determination of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value or the arithmetic calculation of the Warrant Shares (as the case may be), the Company or the Holder (as the case may be) shall submit the disputed determinations or arithmetic calculations (as the case may be) via facsimile (i) within two (2) Business Days after receipt of the applicable notice giving rise to such dispute to the Company or the Holder (as the case may be) or (ii) if no notice gave rise to such dispute, at any time after the Holder learned of the circumstances giving rise to such dispute. If the Holder and the Company are unable to agree upon such determination or calculation (as the case may be) of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value or the number of Warrant Shares (as the case may be) within three (3) Business Days of such disputed determination or arithmetic calculation being submitted to the Company or the Holder (as the case may be), then the Company shall, within two (2) Business Days submit via facsimile (a) the disputed determination of the Exercise Price, the Closing Sale Price, the Weighted Average Price or fair market value (as the case may be) to an independent, reputable investment bank jointly selected by the Company and the Holder or (b) the disputed arithmetic calculation of the Warrant Shares to the Company’s independent, outside accountant. The Company shall cause at its expense the investment bank or the accountant (as the case may be) shall perform the determinations or calculations (as the case may be) and notify the Company and the Holder of the results no later than ten (10) Business Days from the time it receives such disputed determinations or calculations (as the case may be). Such investment bank’s or accountant’s determination or calculation (as the case may be) shall be binding upon all parties absent demonstrable error.

11. REMEDIES, CHARACTERIZATION AND OTHER OBLIGATIONS. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, at law or in equity (including a decree of specific performance and/or other injunctive relief), and nothing herein shall limit the right of the parties to pursue actual damages for any failure by the other party to comply with the terms of this Warrant. The issuance of shares and/or certificates for shares as contemplated hereby upon the exercise of this Warrant shall be made without charge to the Holder or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the Holder or its agent on its behalf.

12. TRANSFER. This Warrant may be offered for sale, sold, transferred or assigned without the consent of the Company.

13. SEVERABILITY. If any provision of this Warrant is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Warrant so long as this Warrant as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

14. CERTAIN DEFINITIONS. For purposes of this Warrant, the following terms shall have the following meanings:

(a) “1933 Act” means the Securities Act of 1933, as amended.

(b) “1934 Act” means the Securities Exchange Act of 1934, as amended.

(c) “Black Scholes Value” means the value of this Warrant based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg determined as of the day immediately following the public announcement of the applicable Fundamental Transaction for pricing purposes and reflecting (i) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the remaining term of this Warrant as of the public announcement of a Fundamental Transaction, (ii) an expected volatility equal to the greater of 90% and the 100 day volatility obtained from the HVT function on Bloomberg as of the day immediately following the public announcement of the applicable Fundamental Transaction, and (iii) the underlying price per share used in such calculation shall be the sum of the price per share being offered in cash, if any, plus the value of any non-cash consideration, if any, being offered in the Fundamental Transaction.

(d) “Bloomberg” means Bloomberg Financial Markets.

(e) “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law to remain closed.

(f) “Closing Bid Price” and “Closing Sale Price” means, for any security as of any date, the last closing bid price and last closing trade price, respectively, for such security on the Principal Market, as reported by Bloomberg, or, if the Principal Market begins to operate on an extended hours basis and does not designate the closing bid price or the closing trade price, as the case may be, then the last bid price or the last trade price, respectively, of such security prior to 4:00:00 p.m., New York time, as reported by Bloomberg, or, if the Principal Market is not the principal securities exchange or trading market for such security, the last closing bid price or last trade price, respectively, of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price or last trade price, respectively, of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price or last trade price, respectively, is reported for such security by Bloomberg, the average of the bid prices, or the ask prices, respectively, of any market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Closing Bid Price or the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Closing Bid Price or the Closing Sale Price, as the case may be, of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 10. All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

(g) “Common Stock” means (i) the Company’s Common Stock, par value, $.01 per share and (ii) any share capital into which such Common Stock shall have been changed or any share capital resulting from a reclassification of such Common Stock.

(h) “Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exercisable or exchangeable for Common Stock.

(i) “Eligible Market” means the Principal Market, The NASDAQ Global Market, The NASDAQ Global Select Market, The New York Stock Exchange, Inc. or the NYSE MKT LLC.

(j) “Expiration Date” means the sixty sixth (66th) month anniversary of the Issuance Date or, if such date falls on a day other than a Trading Day or on which trading does not take place on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock is then traded (a “Holiday”), the next date that is not a Holiday.

(k) “Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

(l) “Person” means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization, any other entity and a government or any department or agency thereof.

(m) “Principal Market” means The NASDAQ Capital Market or, if the Company’s Common Stock is not then listed on the NASDAQ Capital Market, then such exchange or quotation system on which the Common Stock then primarily trades.

(n) “Trading Day” means any day on which the Common Stock are traded on the Principal Market, or, if the Principal Market is not the principal trading market for the Common Stock, then on the principal securities exchange or securities market on which the Common Stock are then traded; provided that “Trading Day” shall not include any day on which the Common Stock are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Common Stock are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time).

(o) “Weighted Average Price” means, for any security as of any date, the dollar volume-weighted average price for such security on the Principal Market during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg through its “Volume at Price” function or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time (or such other time as the Principal Market publicly announces is the official open of trading), and ending at 4:00:00 p.m., New York time (or such other time as the Principal Market publicly announces is the official close of trading), as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported in the OTC Link or “pink sheets” by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.). If the Weighted Average Price cannot be calculated for a security on a particular date on any of the foregoing bases, the Weighted Average Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder. If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved pursuant to Section 10 with the term “Weighted Average Price” being substituted for the term “Exercise Price.” All such determinations shall be appropriately adjusted for any stock dividend, stock split, stock combination, reclassification or other similar transaction during the applicable calculation period.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to Purchase Common Stock to be duly executed as of the Issuance Date set out above.

CLEAN DIESEL TECHNOLOGIES, INC.

By:
Name:
Title:

EXHIBIT A

EXERCISE NOTICE

TO BE EXECUTED BY THE REGISTERED HOLDER TO EXERCISE THIS

WARRANT TO PURCHASE COMMON STOCK

CLEAN DIESEL TECHNOLOGIES, INC.

The undersigned holder hereby exercises the right to purchase                  shares of the Common Stock (“Warrant Shares”) of Clean Diesel Technologies, Inc., a corporation existing under the laws of Delaware (the “Company”), evidenced by the attached Warrant to Purchase Common Stock (the “Warrant”). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Warrant.

15. Form of Exercise Price. The Holder intends that payment of the Exercise Price shall be made as:

                     a “Cash Exercise” with respect to                 Warrant Shares; or

                     a “Cashless Exercise” with respect to                  Warrant Shares.

16. Payment of Exercise Price. In the event that the holder has elected a Cash Exercise with respect to some or all of the Warrant Shares to be issued pursuant hereto, the holder shall pay the Aggregate Exercise Price by wire transfer of immediately available funds in the sum of $         to the Company in accordance with the terms of the Warrant.

17. Delivery of Warrant Shares. The Company shall deliver to the holder                  Warrant Shares in accordance with the terms of the Warrant.

Date:                  ,

Name of Registered Holder

By: